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SOUTH JERSEY FINANCIAL CORPORATION, INC. COMMITTEE TO PRESERVE SHAREHOLDER VALUE
                                 100 Misty Lane
                                 P. O. Box 5430
                              Parsippany, NJ 07470
                                  August 2, 1999
Dear Stockholder:

I am writing to you on behalf of South Jersey Financial Corporation, Inc. Committee To Preserve Shareholder Value ("The Committee") in order to respond to a letter dated July 26, 1999 that the management of South Jersey Financial Corporation, Inc. ("SJFC" or the "Company") sent to all stockholders. I think it is important that you have an accurate account of pertinent matters.

First, the Company could have easily avoided this costly proxy contest--costly to both the Committee and you! During a conversation with Robert J. Coliccicco, on or about May 3, 1999, I asked that the Company increase the size of its Board by one (1) member and that it add a representative of the Committee to fill the new Board position. The Company refused. Each stockholder should ask why the Company was against having a single representative of its largest stockholder on the Board.

Second, the Company is correct when it asserts that I have been involved in several proxy contests involving New Jersey based community banks. Unfortunately, the Company's management failed to tell you that each institution was sold at a significant premium to book value and earnings. Hopefully, the SJFC management is not adverse to such a result for its stockholders. Our goal, and hopefully the goal of all the stockholders, is to maximize the value of the Company's stock

Third, management of SJFC wants you to believe that the Committee wants a "forced sale" without attaining maximum value. WRONG! Each institution where I participated in a proxy contest was sold utilizing a reputable investment banking firm, unaffiliated with any Committee member and retained solely by the institution to help achieve the highest possible price. This is the process the Committee would recommend to the SJFC Board. The Committee does not want a quick, or forced sale, but does want a sale that produces a significant premium.

Furthermore, the SJFC management knows that even if the Committee's Nominees win, they will only constitute a minority of the Board, only two (2) out of seven (7) seats.

Fourth, as the largest stockholder of the Company, the Committee is, as it is sure your are, happy with the appreciation in the stock price from $10 in



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February  1999 when the Company went public to  approximately  $14.125 as of the close of business on July 27, 1999. Neither the management nor the Committee has any control over how the market has priced the Company's stock. The price is determined by independent market supply and demand forces, with earnings performance playing some part in the current price of the stock. The Committee expresses no opinion as to why the stock price has risen while earnings performance of the Company has lagged.

The yardstick for measuring management's performance is the earnings performance of the Company. This is an element over which management does have control. Unfortunately, in the opinion of the Committee, management has not measured up well in increasing the earnings of the Company.

The Company's net income was $2,265,505 and $2,174,580 for Calendar Year 1997 and 1998 respectively, a $90,925 or 4% reduction in net income. The first quarter of 1999 in comparison to the first quarter of 1998 resulted in a net income decrease of $45,000 or 7.5%. Are these the "results achieved by the Company to date" that management refers to in its letter of July 26, 1999? Surely, management cannot be proud of these results.

The Company now tells you it has a plan to improve profitability; but, for reasons not known, the Company does not disclose the details of this plan. The Committee challenges management to disclose the details of its business plan so each stockholder can evaluate its risk/reward potential.

                             I M P O R T A N T ! ! !

If your shares are held in "Street Name" only your bank or broker can vote your shares and only upon receipt of your specific instructions. Please return the proxy provided to you or contact the person responsible for your account and instruct them to vote the WHITE CARD on your behalf.

If you have any questions, or need further assistance, please call Lawrence Seidman at 973-560-1400, Extension 108, or Richard Whitman at 800-330-9966, or our proxy solicitor: Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004, at 800-755-5001.

                                              Very truly yours,


                                              LAWRENCE B. SEIDMAN
                                              South Jersey Financial
                                              Corporation, Inc. Committee
                                              To Preserve Shareholder Value